EXHIBIT 2


                              ALTERNATIVE AGREEMENT






THIS AGREEMENT is made on February 7, 2005

BETWEEN:

(1) MATAV CABLE SYSTEMS MEDIA LTD. and MATAV INVESTMENTS LTD., both of whose principal office is at 42 Pinkas Street, North Industrial Area, Netanya 42134, Israel (together, "MATAV");

(2) ELBIT LTD. (successor in ownership to Elbit.COM Ltd.) whose principal office is 3 Azrieli Center, Triangle Building, 42nd Floor, Tel Aviv 67023, Israel ("ELBIT");

(3) EUROCOM COMMUNICATIONS LTD. whose principal office is at 2 Dov Friedman Street, Ramat Gan, Israel ("Eurocom");

(4) POLAR COMMUNICATIONS LTD. (formerly known as Hapoalim Electronic Communication Limited), whose principal office is at 21 Ha'arba'ah St., Tel Aviv 64739, Israel ("POLAR"); and

(5) HUTCHISON TELECOMMUNICATIONS (NETHERLANDS) B.V. whose registered office is De Boelelaan 7 OfficiaI; 1083 HJ Amsterdam, Netherlands ("HUTCHISON")

(and together referred to hereinafter as the "PARTIES" and individually a "PARTY").


IT IS AGREED as follows:

1    INTERPRETATION

     In this Agreement, including the Schedules, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1  DEFINITIONS

     "BUSINESS DAY" means a day on which banks are open for business in both Hong Kong and Tel Aviv (excluding Saturdays, Sundays and public holidays);

     "BUY BACK" means the proposed purchase by the Company of 33,317,932 Shares from the Israeli Shareholders, or in the event that Matav does not participate, 31,718,205 Shares;

     "CALL OPTION means the Call Option granted to Hutchison as set out in Clause 3.2 below;

     "COMPANY" means Partner Communications Company Ltd.;

     "CREDIT FACILITY" means the senior credit facility between the Company and the participating lending banks, dated August 13, 1998, as amended;

     "ENCUMBRANCE" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;


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     "EFFECTIVE DATE" means any one of the following occurrences or dates, but not otherwise: (A) in the event that (i) any directors nominated by Hutchison (or Advent Investments Pte Ltd. ("Advent") vote against the Buy Back at the meeting of Company's Board of Directors (without prejudice to their fiduciary duties) to be held within 21 days from the date hereof or
     (ii) no commitment to the financing of the Buy Back is obtained by the Company within 41 days from the date hereof or (iii) the Company does not publish a notice convening an EGM to approve the Buy Back within 41 days from the date hereof unless the failure to publish such notice is a consequence of either (I) the price per share, based on the three (3) trading day VWAP prior to the last Business Day preceding said 41st day being below NIS 32.59326 or (II) any of the conditions set forth in Clauses 6.1.2, 6.1.3 or 6.1.4 not being satisfied prior to said 41st day or (iv) Hutchison (or Advent) shall have breached Clause 8.3(a) hereof; or (B) the date on which the Company announces the cancellation of the EGM to approve the Buy Back after notice of the EGM has been published or the postponement of such EGM to a date later than 71 days of the date hereof; or (C) the date on which the Company's shareholders do not approve the Buy Back at the EGM to be held within 71 days from the date hereof; whichever is the earliest, Provided however that in the event that any one of the above occurrences or dates shall have occurred, the Israeli Shareholders, in their sole discretion, may notify Hutchison by notice in writing within three (3) Business Days thereof that they do not wish the Effective Date to occur, whereupon the Effective Date shall be deemed retroactively not to have occurred;

     "GOVERNMENTAL BODY" means any governmental ministry, regulatory body, or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal);

     "ISRAELI SHAREHOLDERS" means Matav, Elbit, Eurocom and Polar;

     "LEGAL REQUIREMENT" shall mean any law, statute, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body;

     "LICENCE" means a licence dated 7 April 1998 granted by the Minister of Communications to the Company, as such licence has been amended from time to time, including the Permit, as that term is defined in the Relationship Agreement;

     "NIS" means New Israeli Shekels, the lawful currency of the State of Israel;

     "RELATIONSHIP AGREEMENT" means an agreement dated 10 October 1999 and made between (1) Advent (2) Matbit (3) Matav (4) Elbit and (5) Tapuz Cellular Systems Limited Partnership (as amended);

     "REQUIRED ISRAELI PERCENTAGE" means the minimum holding of Shares by Israeli persons or entities under the Licence as may be in effect from time to time;

     "REQUIRED FOUNDERS PERCENTAGE" means the minimum holding by the Company's founders' group under the Licence as may be in effect from time to time;

     "RIGHT OF FIRST REFUSAL" means the right of first refusal granted to Hutchison as set out in Clause 3.3 below;

     "SHARES" means the issued Ordinary Shares of NIS 0.01 each in the share capital of the Company;

     "SHARE PLEDGE" means any pledge of the Shares granted by the Israeli Shareholders to the participating lending banks in connection with the Credit Facility; and


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     "VWAP" means Volume Weighted Average Price/VWAP of the Company on the Tel
     Aviv Stock Exchange (as determined by Bloomberg) immediately preceding the last trading date.

1.2  CLAUSES, SCHEDULES ETC.

     References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

1.3  INFORMATION

     Any reference to information means information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.4  HEADINGS

     Headings shall be ignored in construing this Agreement.

1.5  ADJUSTMENTS

     All share numbers and prices herein shall be adjusted to reflect dividends, stock splits, rights offerings, etc. occurring after the date hereof.

1.6  SHARE COMPUTATIONS

     All references in this Agreement to percentages of the outstanding Shares of the Company shall be computed on a fully diluted basis.

2    COMMENCEMENT OF AGREEMENT

2.1 This Agreement shall only come into force and effect on the Effective Date, save for Clauses 3.5, 8.1, 8.2, 8.3 and 10, which come into effect (except to the extent specified therein) on the date hereof, regardless of whether the Effective Date shall have occurred. If the Effective Date does not occur, the provisions of this Agreement (save for those specified in the preceding sentence) shall be deemed null and void.



3.   SALES OF SHARES; OPTIONS

Subject to Clause 2 above and Clauses 5 and 6 below:

3.1 From the Effective Date, the Israeli Shareholders shall be entitled to sell as a group, pro rata based upon their respective ownership percentages of the outstanding Shares, as set forth opposite their respective names on SCHEDULE A hereto, in one or more transactions, up to an aggregate of approximately 9.71% of the Shares outstanding on the applicable sale dates, to any third parties at a price per share not lower than 90% of the 30-trading day VWAP immediately preceding the last trading date prior to the applicable sale, but not otherwise. As detailed on said Schedule A, the percentage of each Israeli Shareholder, permitted to be sold pursuant to this Clause 3.1 shall vary depending on whether or not Matav exercises its option pursuant to Clause 4 below.


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3.2  From the Effective Date, the Israeli Shareholders, severally but not jointly, and pro rata based upon their respective ownership percentage of outstanding Shares, grant Hutchison a Call Option to purchase from them an aggregate of 2% of the Shares, as of the date of the exercise of the Call Option, as detailed on SCHEDULE B hereto. As detailed on said Schedule B, each Israeli Shareholder's percentage of outstanding Shares subject to the Call Option shall vary depending on whether or not Matav exercises its option pursuant to Clause 4 below to sell any Shares pursuant to Clause 3. If any Israeli Shareholder shall default on its obligations under this Clause 3.2, then, within five (5) Business Days of such default, any or all of the non-defaulting Israeli Shareholders shall be entitled to remedy such default by selling to Hutchison additional Shares to ensure compliance with this Clause 3.2. Such action shall be without prejudice to the rights and remedies of the non-defaulting Israeli Shareholders against the defaulting Israeli Shareholder(s).

     The price per share of such Call Option shall be the weighted average sale price per share achieved for the final 5.48% of the Shares sold in accordance with Clause 3.3 (including the 12% discount referenced below).

     Hutchison shall be entitled to exercise the Call Option within 10 (Ten) Business Days from the Effective Date, and the closing of this Call Option transaction shall be five (5) Business Days subsequent to the condition precedent set out in Clause 6.2 below being fulfilled. In the event that the final 5.48% of said Shares are not all sold by the date for closing of the Call Option, the payment for said 2% of the Shares shall be as follows:

     The payment at said closing will be the price per share calculated in accordance with the formula set out in Clause 3.3.1 below with the closing date being the closing date of the Call Option transaction, subject to an adjustment in Hutchison's favour only should the weighted average price per share for the first sale of Shares pursuant to Clause 3.3.1 below (whether to Hutchison or a third party) be lower than the price per share calculated at the closing of the Call Option transaction. If this occurs, each selling Israeli Shareholder, severally and not jointly, shall make a payment to Hutchison for an amount equal to the difference between said prices per share multiplied by the Shares sold by it at the closing of the Call Option transaction. Such payments shall be paid by wire transfer to Hutchison, to a bank account notified to the Israeli Shareholders, within five (5) Business Days from date of said first sale of said Shares.

     For so long as no Shares shall have been sold by any Israeli Shareholders pursuant to Clause 3.3, then, within six months from the closing of the Call Option transaction, Hutchison will have the right, exercisable by written notice to the Israeli Shareholders, to sell back the Shares purchased pursuant to the Call Option to the respective Israeli Shareholder sellers, severally and not jointly, at the price equal to the purchase price paid by Hutchison, plus interest at the rate of 90-day LIBOR per annum. Any Shares so sold back by Hutchison shall be free from any Encumbrances and shall thereafter be unrestricted and free and clear from any transfer restrictions or limitations. Closing of this put option transaction shall be ten (10) Business Days from the date of exercise thereof.

3.3 Subsequent to the sale of all the Shares permitted to be sold by the Israeli Shareholders under Clause 3.1 above, if any or all such Israeli Shareholders seek to sell, in one or more transactions, any additional number of Shares up to 7.48% (or up to 5.48% in the event of exercise of the Call Option set out in Clause 3.2 above) of the outstanding share capital of the Company, allocated pro-rata to their respective ownership percentage of the outstanding Shares, as detailed on SCHEDULE C hereto, they shall only be entitled to sell such Shares according to the procedure set forth below in this Clause 3.3. As detailed on said Schedule C, the percentage of each Israeli Shareholder, permitted to be sold pursuant to this Clause 3.3 shall vary depending on whether or not Matav exercises its option pursuant to Clause 4 below to participate in the sales of Shares pursuant to Clauses 3.1 and 3.3.

     Hutchison shall first be given seven (7) days' prior written notice of such intention, which intention shall have no legal effect, and in the event that such notice of intention is followed by delivery to Hutchison of a formal notice signed by the relevant Israeli Shareholder(s) of such decision:


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     3.3.1. Hutchison will then have the right, exercisable by written notice to the relevant Israeli Shareholders within three (3) Business Days to purchase all or a portion of such Shares from such Israeli Shareholders at a price equal to a discount of 12% of the price per share which is the average of the price per share of:

     a) the one-day VWAP on the trading day immediately prior to the closing date, and

     b) the three-day VWAP immediately prior to the closing date and ending on the closing date;

     Provided, however, that if required for the exercise of the Right of First Refusal and such exercise shall result in consolidation of the Company's accounts in the accounts of Hutchison Telecommunications International Limited (hereinafter, "HTIL") and HTIL is not able to obtain a waiver from the need to convene a meeting of shareholders of HTIL, then Hutchison, by notice to the Israeli Shareholders, shall be entitled to postpone the closing of the Right of First Refusal by forty-five (45) additional days. If approval of HTIL's shareholders at such meeting of shareholders shall not be obtained by such date, then the Israeli Shareholders shall be free to sell such Shares pursuant to Clause 3.3.2 below.

     3.3.2 If Hutchison does not exercise such right in full within such period, the Israeli Shareholders shall be entitled, during the next 90 (Ninety) days, to sell the unexercised portion of such shares to any third parties in one or more transactions provided that the price per share for each sale shall not be less than the price determined pursuant to Clause 3.3.1 above (including said 12% discount).

     3.3.3 In the event that the Israeli Shareholders are not able to sell such Shares for a price per share not less than the price set out in Clause
     3.3.2 above, the provisions of this Clause 3 shall apply for any future proposed sale(s) of such Shares until either Hutchison purchases the Shares pursuant to this Section 3.3 or they are sold by such Israeli Shareholders in accordance with Clause 3.3.2.

3.4 Notwithstanding anything to the contrary, the Israeli Shareholders, save for Matav unless it exercises its option pursuant to Clause 4 below to participate in any sale of Shares pursuant to Clause 3, severally but not jointly, based on their respective ownership percentage of the outstanding Shares, as detailed on SCHEDULE D hereto, agree to ensure that the number of Shares contained in the Call Option and the Right of First Refusal shall enable Hutchison to hold more than 50% of the Shares, upon full exercise of its rights hereunder and assuming no sales of Shares by Hutchison and no dilution as a result of public or private equity offerings by the Company.

3.5 In the event that Matav does not exercise its option under Clause 4 to sell Shares pursuant to Clause 3, Matav shall be solely responsible for maintaining the Required Israeli Percentage. In the event that Matav exercises its option under Clause 4 to sell Shares pursuant to Clause 3, each of the Israeli Shareholders hereby undertakes and agrees, severally and not jointly, at all times, to hold pro rata a sufficient number of Shares to comply with the Required Israeli Percentage, as detailed on SCHEDULE D hereto. Notwithstanding the foregoing, subject to fulfillment of Clauses 3.2 to 3.4, any Israeli Shareholder shall be entitled to sell Shares to an Israeli resident who undertakes to comply with the Required Israeli Percentage in respect of such Shares and to enter into the Relationship Agreement.

3.6 Notwithstanding Clause 2.1 above, from the closing of the Buy Back or the Effective Date, whichever is applicable, Hutchison shall have the additional pro rata obligations of a member of the founder group under the Licence as a result of any Shares sold by the Israeli Shareholders pursuant to the Buy Back or Clause 3.3 of this Agreement, as the case may be, to the extent necessary to comply with the Required Founders Percentage LESS the Required Israeli Percentage.


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4.   MATAV OPTION

4.1 Matav shall have the same right as the other Israeli Shareholders to sell Shares pursuant to Clauses 3.1, 3.2 and 3.3, pro rata as set forth in the Schedules thereto. The other Israeli Shareholders shall notify Matav of each scheduled sale of Shares pursuant to Clause 3.1, 3.2 or 3.3 at least four (4) Business Days prior thereto. Matav shall be entitled to exercise such right, in whole but not in part, by the end of the second Business Day following such notice.

4.2 In the event that Matav shall not have exercised the right set forth in Clause 4.1, then, for a period of 90 days from the closing of any sale of Shares pursuant to Clause 3.1, 3.2 or 3.3, Matav shall have the option to sell to the other Israeli Shareholders, severally and not jointly, the number of Shares that would cause all the Israeli Shareholders to have sold the respective percentages of Shares that they would have sold had Matav originally participated in the transactions contemplated in Clauses 3.1,
     3.2 and 3.3 (the "Matav Put Option"). The Matav Put Option, if exercised, must be exercised in full in respect of all past sales of Shares pursuant to Section 3.1, 3.2 and 3.3 and any future sales of Shares thereunder. The price per share of the Matav Put Option shall equal the actual prices of the applicable sales made by the Israeli Shareholders, plus the interest accrued on the escrowed amount described below. In the event that Matav shall not have exercised the right set forth in Clause 4.1, then, promptly following the closing of any sales made pursuant to Clauses 3.1, 3.2 or 3.3, the other Israeli Shareholders, severally and not jointly, shall deposit with G.L.E. Trust Services Ltd., as escrow agent, an amount equal to the difference between the amount of proceeds received by such Israeli Shareholder and the amount of proceeds that such Israeli Shareholder would have received had Matav participated in such sale. As soon as practicable after the date hereof, the Israeli Shareholders shall negotiate in good faith to enter into an Escrow Agreement with said escrow agent.

5.   REPRESENTATIONS AND WARRANTIES

     Each of the Israeli Shareholders hereby represents and warrants with respect to itself, severally and not jointly, to and for the benefit of Hutchison, the representations and warranties set forth below. All such representations and warranties shall be true and correct as of the date hereof and shall remain true and correct as of the closing of each transaction contained in this Agreement, as if made at such time.

5.1 Authority; Binding Nature of Agreement. Such selling Israeli Shareholder has the right, power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by such Israeli Shareholder has been duly authorized by all necessary corporate action on the part of such Israeli Shareholder. This Agreement constitutes the legal, valid and binding obligation of such Israeli Shareholder, enforceable against such Israeli Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Encumbrances. Such Israeli Shareholder owns and holds the Shares to be purchased by Hutchison pursuant to Clause 3.2 and 3.3 free and clear of any Encumbrances other than the Share Pledge (which shall, prior to closing, be released with respect to the Shares) and any rights set forth in the Relationship Agreement or the Company's Articles of Association.


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5.3  Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, waiver, consent or approval of, any third party or any Governmental Body is necessary for the consummation by such Israeli Shareholder of the transaction contemplated by this Agreement other than
     (i) the release of the Share Pledge, (ii) as required by the License and
     (iii) the approval of the Controller of Restrictive Trade Practices, to the extent required by law.

5.4 No Violation. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will contravene, conflict with or result in a violation of
     (i) any of the provisions of the Memorandum of Association or Articles of Association of such Israeli Shareholder, (ii) any Legal Requirement or any order, writ, injunction, judgment or decree to which such Israeli Shareholder is subject, except as set forth in Clause 5.3 above, or (iii) any agreement or arrangement to which such Israeli Shareholder is party.

5.5 Brokers. No broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission on behalf of such Israeli Shareholder in connection with the transaction contemplated by this Agreement and for which Hutchison may be liable.


5A.  REPRESENTATIONS AND WARRANTIES


     Hutchison hereby represents and warrants to and for the benefit of the Israeli Shareholders, the representations and warranties set forth below. All such representations and warranties shall be true and correct as of the date hereof and shall remain true and correct as of the closing of each transaction contained in this Agreement, as if made at such time.

5A.1 Authority; Binding Nature of Agreement. Hutchison has the right, power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by it has been duly authorized by all necessary corporate action on its part. This Agreement constitutes the legal, valid and binding obligation of Hutchison, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5A.2 Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, waiver, consent or approval of, any third party or any Governmental Body is necessary for the consummation by Hutchison of the transaction contemplated by this Agreement other than (i) the release of the Share Pledge, (ii) as required by the Licence, (iii) the approval of the Controller of Restrictive Trade Practices, to the extent required by law and (iv) shareholder approval of HTIL (as described in Clause 3.3.1).

5A.3 No Violation. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will contravene, conflict with or result in a violation of
     (i) any of the provisions of the Memorandum of Association or Articles of Association of Hutchison, (ii) any Legal Requirement or any order, writ, injunction, judgment or decree to which it is subject, except as set forth in Clause 5A.2 above, or (iii) any agreement or arrangement to which it is party.

5A.4 Brokers. No broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission on behalf of Hutchison in connection with the transaction contemplated by this Agreement and for which any Israeli Shareholder may be liable.


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6.   CONDITIONS TO CLOSING.

6.1 Each and both of the transactions contained in Clause 3.1 and 3.3 above are conditional upon satisfaction of all the following conditions on or prior to their respective closing:

          6.1.1 Receipt of the consent from the Company's lending banks to release the secured guarantees (and related Share Pledges) of all the Parties;

          6.1.2 Approval of the Israeli Ministry of Communications of the transfer of 10% or more of the Company's means of control pursuant to the License, to the extent required;

          6.1.3 Amendment to the Licence reducing the Required Founders Percentage from 30% to no more than 26%, provided, however, that to the extent that the Required Founders Percentage shall not be reduced to 26%, then the aggregate percentage transferable pursuant to Clause 3.1 shall be reduced by the product of the Israeli Shareholders' pro rata share of the Required Founders Percentage multiplied by the difference between 26% and the approved (new) Required Founders Percentage as of the closing of each sale of Shares pursuant to Clause 3.1 (subject to the reduction caused by this Clause 6.1.3 and Clause 6.1.4 not exceeding 9.71%), in which case this condition shall be deemed to have been satisfied;

          6.1.4 Amendment to the Licence reducing the Required Israeli Percentage from 20% to no more than 5%, provided, however, that to the extent that the Required Israeli Percentage shall not be reduced to 5%, then the aggregate percentage transferable pursuant to Clause 3.1 shall be reduced by the difference between 5% and the approved (new) Required Israeli Percentage as of the closing of each sale of Shares pursuant to Clause 3.1 (subject to the reduction caused by this Clause 6.1.4 and Clause
     6.1.3 not exceeding 9.71%), in which case this condition shall be deemed to have been satisfied;

          6.1.5 Approval of the Israeli Controller of Restrictive Trade Practices to HTIL and its affiliates controlling more than 50% of the Company as a result of the exercise of the Call Option and the Right of First Refusal; and

          6.1.6 If the Call Option shall have been exercised, the Israeli Shareholders, collectively, shall have enabled Hutchison to close the Call Option transaction in full.

6.2 The transaction contained in Clause 3.2 is conditional upon receipt of the consent from the Company's lending banks to release the Secured Pledge over the relevant Shares on or prior to closing.

7.   CLOSING

7.1  PLACE

          7.1.1 Closing of the transactions set out in Clauses 3.2 and 3.3.1 shall take place at the offices of Yigal Arnon & Co at 1 Azrieli Center, Tel Aviv.

          7.1.2 Closing of the transactions set out in Clause 4.2 shall take place at the offices of Goldfarb, Levy, Eran & Co., 2 Weizmann Street, Tel Aviv.

7.2  OBLIGATIONS ON COMPLETION

          7.2.1 On closing of the transactions set out in Clauses 3.2 and 3.3.1, the Parties shall procure that their respective obligations specified in
     Schedule 1 are fulfilled.


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          7.2.2 On closing of the transaction set out in Clause 3.1 in respect of the total number of Shares transferable pursuant thereto, and subject to Clause 8.1(d), the Israeli Shareholders shall deliver to the Company's secretary written resignation of their respective directors of the Company to take effect on the date of the closing of the said transaction with an acknowledgement signed by each director, in a form satisfactory to Hutchison, to the effect that each director has no claim against the Company for compensation for loss of office. Thereafter, subject to the obligation of Israeli Shareholders under Clause 8.1(d), Hutchison shall use its best efforts, for so long as it owns more than 50% of the Shares, to maintain the number of Israeli members of the Company's Board of Directors that may be required under the License from time to time.


7.3  PAYMENT OF PRICE

     At closing of each of the transactions set out in Clauses 3.2 and 3.3.1, Hutchison shall pay the purchase price as calculated pursuant to the provisions hereof for the relevant Shares, by means of wire transfer of immediately available New Israeli Shekels, to the bank account of the respective Israeli Shareholders, the details of which shall be delivered to Hutchison in writing prior to the applicable closing.

8.   MUTUAL OBLIGATIONS

8.1 The Parties shall use diligent efforts to agree to the form of the amendment to the Relationship Agreement reflecting the following matters within 30 days of the date hereof:

     (a) Cancellation of the voting arrangements for the nomination of directors set out in Sections 6.1.2, 6.1.4, 6.1.16, 6.5.2, and 6.5.3 therein;

     (b) Cancellation of the Parties' respective guarantee obligations and undertakings set out in Section 14 therein;

     (c) Modifications to reflect any amendments that shall be made to the Licence from time to time, including Sections 8.1.3 and 11.2 of the Relationship Agreement - such amendments to take effect upon the applicable amendment to the Licence, whether or not the events below in (A) or (B) in the paragraph following Sub-Clause (d) immediately below shall occur; and

     (d) To the extent required by law (including the Licence or Articles of Association of the Company), a requirement that the Israeli Shareholders who retain Shares (or their respective transferees in accordance with Clause 3.5) (i) appoint and retain, from time to time, at least 10% of the directors of Partner via a right to be included in an amendment to Partner's Articles of Association who shall be Israeli and comply with the relevant provision of the Licence and (ii) retain responsibility for complying with the Required Israeli Percentage, as set forth in Clause 3.5 above - such obligations shall be binding on the Israeli Shareholders from the date of the applicable amendment to the Licence whether or not the events below in (A) or (B) immediately below shall occur.

     The Parties shall use diligent efforts to amend the Relationship Agreement as aforesaid, effective as of the earlier to occur of (A) the closing of Hutchison's Call Option in which the Israeli Shareholders collectively sell to Hutchison 2% of the Shares or the expiration of the Call Option unexercised, but subject to satisfaction of the conditions set forth in Clauses 6.1.3 and 6.1.4, or (B) the closing of the Buy Back. If the event described in either (A) or (B) shall have occurred and the Relationship Agreement shall not yet have been amended as aforesaid, then the Relationship Agreement automatically shall be deemed to be amended immediately in accordance with this Clause 8.1.


                              Page 43 of 55 pages

     If and when the Relationship Agreement shall terminate in relation to Eurocom pursuant to Section 16.3 thereof Tapuz Cellular Systems Ltd., an affiliate of Eurocom that owns one Share, shall also be released from all its obligations and restrictions thereunder.

8.2  From the date hereof, the Parties agree to assist the Company to procure
     (a) the reduction of the Required Founders Percentage in the Licence from 30% to no more than 26%, (b) the reduction of the Required Israeli Percentage in the Licence from 20% to no more than 5% and (c) the release of the secured guarantees (and related Share Pledges) of all the Parties in favour of the Company's lending banks, all the above to be upon reasonable terms and conditions.

8.3 (a) Each Party shall vote all its Shares in favour of the Buy Back (and any related resolutions) in the applicable shareholders meeting of the Company.

     (b) On the date hereof, the Parties shall enter into the form of agreement attached as SCHEDULE 2 hereto to assist Matav and its shareholders in being released from the "borrowers group" limitations, as defined under the rules issued by the Bank of Israel in November 2003 regarding "Limitations on the liability of a borrower and/or group of borrowers".

9.   [RESERVED]

10.  OTHER PROVISIONS

10.1 ANNOUNCEMENTS

     No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Parties without the prior written approval of all the Parties. This shall not affect any announcement or circular by or on behalf of any Party required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

10.2 CONFIDENTIALITY

     10.2.1 Subject to Clause 10.2.2 below, each of the Parties shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

          (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

          (ii) the negotiations relating to this Agreement (and such other agreements).

     10.2.2 Clause 10 shall not prohibit disclosure of any information if and to the extent:

          (i) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

          (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Parties;

          (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;


                              Page 44 of 55 pages

          (iv) the disclosure is made to professional advisers of the Parties, provided that such professional advisers are informed of the provisions of Clause 10 in respect of such information, in which case the Party retaining such adviser shall be held responsible for any breaches by such adviser of the restrictions set forth in Clause 10;

          (v) the information becomes publicly available (other than by breach of this Agreement); or

          (vi) the other Parties have given prior written approval to the disclosure or use;

          provided that prior to disclosure or use of any information pursuant to paragraphs (ii) or (iii) (except in the case of disclosure to a taxation authority), the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.


10.3 SUCCESSORS AND ASSIGNS


     10.3.1 No Party may, without the prior written consent of the other Parties, assign the benefit of all or any of its obligations under this Agreement, provided, however, that Matav shall be entitled to transfer to its lending banks (namely, Bank Hapoalim, Bank Leumi, Bank Discount and First International Bank of Israel) the number of Shares that it is entitled to sell pursuant to this Agreement together with an assignment of its rights under Clause 4.

     10.3.2 Notwithstanding anything to the contrary, Hutchison, by serving notice on the other Parties, shall have the right to nominate an affiliate (that is, a directly or indirectly wholly owned entity of Hutchison or a directly or indirectly wholly owned entity of the ultimate owner of Hutchison) to assume any or all of the rights and obligations of Hutchison under this Agreement, without relieving Hutchison of its obligations under this Agreement, and Hutchison shall procure that such affiliate complies with all obligations of Hutchison under this Agreement as if such affiliate were a party to this Agreement.


10.4 FURTHER ASSURANCES

     At any time after the date of this Agreement, the parties shall take all reasonable actions in good faith to cause the conditions set forth in Clause 6 to be fulfilled as soon as practicable. In addition, the Parties shall and shall use their best endeavours to procure that any necessary third party shall execute such documents and do such acts and things as any Party may reasonably require for the purpose of giving to such Party the full benefit of all the provisions of this Agreement.


10.5 COSTS

     The selling Israeli Shareholders, on the one hand, and Hutchison, on the other hand, shall each bear one-half of all stamp duty and transfer taxes payable in connection with the transactions contained in this Agreement, to the extent applicable.


                              Page 45 of 55 pages

10.6 NOTICES

     10.6.1 Any notice or other communication in connection with this Agreement or with any legal proceedings under this Agreement shall be in writing in English (a "NOTICE") and shall be sufficiently given or served if delivered or sent:

               in the case of an Israeli Shareholder, at such Israeli Shareholder's address or facsimile number set forth on Schedule A hereto, with a copy (which shall not constitute notice) to Goldfarb, Levy, Eran & Co., 2 Weizmann Street, Tel Aviv 64239, Israel, facsimile number: +972-3-608-9909, Attention: Oded Eran, Adv. and Adam M. Klein, Adv.; and

          in the case of Hutchison to:

          De Boelelaan 7 OfficiaI; 1083 HJ
          Amsterdam, Netherlands

          Attention:                            Legal Department

          With a copy to HTIL at 18/F Two Harbourfront 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong, fax: +852 2827 1371, attention: Legal Department.

     10.6.2 Notice may be delivered by hand or sent by fax. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received upon the first Business Day following transmission and electronic confirmation of receipt), if sent by fax, or at the time of delivery, if delivered by hand.

10.7 INVALIDITY

     If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

10.8 COUNTERPARTS

     This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.


10.9 GOVERNING LAW AND SUBMISSION TO JURISDICTION

     10.9.1 This Agreement and the documents to be entered into pursuant to it, shall be governed by and construed in accordance with the laws of the State of Israel.

     10.9.2 All the Parties irrevocably agree that the courts of Tel Aviv/Jaffo are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. All the Parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.


                              Page 46 of 55 pages

10.10 AMENDMENTS AND WAIVERS

     Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the all Parties. In addition, any Party may waive any right or condition of which such Party is the beneficiary.

10.11 ENTIRETY OF AGREEMENT

     This Agreement, including the schedules attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no Party shall be liable or bound to any other party in any manner except as specifically set forth herein.

IN WITNESS whereof this Agreement has been duly executed.



SIGNED by [                                     ]
on behalf of Matav Investments Ltd. in the presence of:

SIGNED by [                                     ]
on behalf of Elbit Ltd
in the presence of:

SIGNED by [                                     ]
on behalf of Eurocom Communications Ltd.
in the presence of:

SIGNED by [                                     ]
on behalf of Polar Communications Ltd.
in the presence of:

SIGNED by [                                     ]
on behalf of Hutchison Telecommunications
(Netherlands) B.V.
in the presence of:



     WE, ADVENT INVESTMENTS PTE LTD., HEREBY AGREE TO COMPLY WITH THE PROVISIONS OF CLAUSES 8.1 AND 8.3 OF THIS AGREEMENT.


                                            ___________________
                                            ADVENT INVESTMENTS PTE LTD.


                              Page 47 of 55 pages

SIGNED by [                                     ]
on behalf of Matav Cable Systems Media Ltd. in the presence of:




     We, Tapuz Cellular Systems Ltd., hereby agree to comply with the provisions of Clauses 8.1 and 8.3 of this Agreement.


    _______________________
    Tapuz Cellular Systems Ltd,


                              Page 48 of 55 pages

[ALTERNATIVE AGREEMENT]
SCHEDULE A

              ISRAELI SHAREHOLDERS AND THEIR RESPECTIVE PERCENTAGES
            OF OUTSTANDING SHARES TRANSFERABLE PURSUANT TO CLAUSE 3.1

                                                                    PERCENTAGE

NAME AND ADDRESS OF ISRAELI SHAREHOLDER                  W/O MATAV              WITH MATAV
---------------------------------------                  ---------              ----------
ELBIT LTD.                                               4.855204%              3.720974%
3 Azrieli Center
Triangle Building, 42nd Floor
Tel Aviv 67023 Israel
Tel: +972-3-607-5555
Fax: +972-3-607-5556
Attention: Mr. Tal Raz (Director)

EUROCOM COMMUNICATIONS LTD.                              3.560017%              2.728357%
2 Dov Friedman Street
Ramat-Gan 52141 Israel
Tel: +972-3-753-0900
Fax: +972-3-752-9699
Attention: Amikam Shorer, Adv. (VP & Legal Counsel)

POLAR COMMUNICATIONS LTD.                                1.296749%              0.993814%
21 Ha'arba'ah Street,
Tel Aviv 64739 Israel
Tel: +972-3-684-5795
Fax: +972-3-684-5713
Attention: Ken Lalo (Executive Vice President)

MATAV INVESTMENTS LTD.                                          0%              2.268826%
42 Pinkas Street, Netanya
Tel: +972-9-860-2160
Fax: +972-9-860-2286
Attention: Ori Gur Arye, General Counsel

TOTAL                                                    9.711971%              9.711971%
                                                         ========               ========


                              Page 49 of 55 pages

[ALTERNATIVE AGREEMENT]
                                   SCHEDULE B

                        RESPECTIVE PERCENTAGES SUBJECT TO
                HUTCHISON'S 2% CALL OPTION PURSUANT TO CLAUSE 3.2



                                                                    PERCENTAGE

ISRAELI SHAREHOLDER                                      W/O MATAV              WITH MATAV
-------------------                                      ---------              ----------
Elbit Ltd.                                               0.999839%              0.766265%



Eurocom Communications Ltd.                              0.733119%              0.561854%



Polar Communications Ltd.                                0.267041%              0.204658%



Matav Investments Ltd.                                          0%              0.467223%



TOTAL                                                           2%                     2%
                                                         ========               ========


                              Page 50 of 55 pages

[ALTERNATIVE AGREEMENT]
                                   SCHEDULE C

                        RESPECTIVE PERCENTAGES SUBJECT TO
            HUTCHISON'S RIGHT OF FIRST REFUSAL PURSUANT TO CLAUSE 3.3



                                                                   PERCENTAGE

ISRAELI SHAREHOLDER                                      W/O MATAV             WITH MATAV
-------------------                                      ---------             ----------
Elbit Ltd.                                               2.740636%              2.100393%

Eurocom Communications Ltd.                              2.009537%              1.540086%

Polar Communications Ltd.                                0.731981%              0.560982%

Matav Investments Ltd.                                          0%              1.280693%

TOTAL                                                    5.482154%              5.482154%
                                                         ========               ========


                              Page 51 of 55 pages

    [ALTERNATIVE AGREEMENT]
                                                        SCHEDULE D

                                                RESPECTIVE PERCENTAGES OF
                                             THE REQUIRED ISRAELI PERCENTAGE


                                                                      PERCENTAGE

ISRAELI SHAREHOLDER                                        W/O MATAV             WITH MATAV
-------------------                                        ---------             ----------
Elbit Ltd.                                                      0%                38.300%

Eurocom Communications Ltd.                                     0%                28.113%

Polar Communications Ltd.                                       0%                10.232%

Matav Investments Ltd.                                        100%                23.355%

TOTAL                                                         100%                   100%
                                                              ----                   ----


                              Page 52 of 55 pages

[ALTERNATIVE AGREEMENT]
                                   SCHEDULE 1
                             COMPLETION OBLIGATIONS

1    ISRAELI SHAREHOLDERS RESPECTIVE OBLIGATIONS

     On closing each selling Israeli Shareholder shall:

1.1  deliver or make available to Hutchison:

     1.1.1 evidence of the due fulfilment of the conditions specified in Clause
          6.1 above; and

     1.1.2 transfer deeds in the agreed terms for the transfer of the Shares duly executed by the registered holders in favour of Hutchison, or as it may direct, accompanied by the relevant share certificates issued by the Company. If the share certificates delivered by any Israeli Shareholder to Hutchison shall represent a number of Shares in excess the number of Shares sold to Hutchison hereunder, then the applicable Parties shall cooperate in arranging for the issuance and delivery of share certificates representing the applicable number of Shares.

2    HUTCHISON'S OBLIGATIONS

     At closing, Hutchison shall do as required or necessary for the execution, delivery and performance of documents required to be executed by Hutchison for the contemplated transaction.


                              Page 53 of 55 pages

[ALTERNATIVE AGREEMENT]
                                   SCHEDULE 2

                           The Matav Release Document


THIS AMENDMENT AGREEMENT NO. 2 to the Relationship Agreement is made on February 7, 2005

BETWEEN:

(1) ADVENT INVESTMENTS PTE LIMITED whose principal office is at 1 King George's Avenue, #03-00 Rehau Building, Singapore ("ADVENT");

(2) MATAV INVESTMENTS LTD whose principal office is at 42 Pinkas Street, North Industrial Area, Netanya 42134, Israel ("MATAV");

(3) ELBIT LTD whose principal office is at 3 Azrieli Center, Triangle Building, 42nd Floor, Tel Aviv 67023Israel ("ELBIT");

(4) EUROCOM COMMUNICATIONS LTD whose principal office is at 2 Dov Friedman Street, Ramat Gan, Israel ("EUROCOM");

(5) POLAR COMMUNICATIONS LTD (formerly known as Hapoalim Electronic Communication Limited) whose principal office is at 21 Ha'arba'ah St., Tel-Aviv 64739, Israel ("POLAR");

(6) TAPUZ CELLULAR SYSTEMS LTD whose principal office is at 2 Dov Friedman Street, Ramat Gan, Israel ("TAPUZ"); and

(7) HUTCHISON TELECOMMUNICATIONS (NETHERLANDS) B.V. whose registered office is at De Boelelaan 7 Officia I; 1083 HJ Amsterdam, Netherlands ("HUTCHISON");

     (and together referred to hereinafter as the "PARTIES" or individually as a "PARTY").

WHEREAS: Delek Group Ltd. (and its Affiliates) (collectively - "DELEK"), Matav and Matav Cable Systems Media Ltd. have notified the Parties that Bank Leumi Le'Israel Ltd. (the "BANK") has notified them that, in light of the rules of the Bank of Israel pertaining to "Limitations on the liability of a borrower and/or group of borrowers (11/03) (the "RULES") from one hand and the provisions of the Relationship Agreement from the other hand, the Company ("Partner"), together with Matav, Matav Cable Systems Media Ltd.("MATAV CABLES") and Delek, are viewed and treated by the Bank as one "group of borrowers" as defined in the Rules ("BANK LEUMI EVENT"), and therefore, the Bank is currently not willing to provide Matav, Matav Cables and Delek with any additional credit; and

WHEREAS: At the request of Matav, Matav Cables and Delek Group Ltd., the Parties have agreed to amend the Relationship Agreement, in accordance with and subject to the provisions hereof, with the sole intent of assisting Delek and Matav to solve and overcome the Bank Leumi Event.

It is hereby agreed as follows -

1. The Parties hereby agree to amend the Relationship Agreement, effective from the date hereof, by adding new sub-clause 6.5.3(e) as follows:

     "6.5.3(e). Notwithstanding the provisions of clause 6.5.3(d) above and without derogating from the provisions of clause 6.5.2(a) above, the provisions of clauses 6.5.2(b) and 6.5.3(a) above shall not apply to Matav as long as such application might cause a Bank Leumi Event, but not otherwise."


                              Page 54 of 55 pages

2. Matav hereby agrees to consider in good faith any relevant issues relating to the Rules which may effect other Parties from time to time, including, without limitation Hutchison and Advent, whilst at all times using its best efforts to preserve the existing rights of Hutchison and Advent, including, inter alia, Matav agreeing to, and signing, an amendment of the Articles of Association of the Company and/or other amendments to the Relationship Agreement. Matav agreement to sign any such documents will be subject to the execution of these documents by all the other Parties and subject also that the execution of any of the documents will not give rise to a Bank Leumi Event.

3. Notwithstanding the terms of section 2 above, it is agreed and acknowledged by the Parties that this Amendment No. 2 is made on an ad-hoc basis, designated solely for the purpose of overcoming the Bank Leumi Event, shall not serve as a precedent and shall not be interpreted as binding any of the Parties to agree to any future request by any Shareholder of the Company to make any other amendments to the Relationship Agreement in that respect. Neither Party shall have any claim or demand against any of the other Parties in the event that any of the other Parties shall not agree to make any further amendments to the Relationship Agreement.

All other terms and conditions of the Relationship Agreement and of the Amendment Agreement dated April 23, 2002, not specifically amended hereunder shall remain unchanged. All terms not defined herein shall have the meaning as in the Relationship Agreement and the Amendment Agreement.

This Amendment Agreement No. 2 is an integral part of the Relationship Agreement, for any purpose.

IN WITNESS whereof this Amendment Agreement No. 2 has been duly executed.

SIGNED          by
on behalf of Advent Investments Pte Limited in the presence of:

SIGNED          by
on behalf of Matav Investments Ltd
in the presence of:

SIGNED          by
on behalf of Elbit Ltd
in the presence of:

SIGNED          by
on behalf of Eurocom Communications Ltd in the presence of:

SIGNED          by
on behalf of Polar Communications Ltd in the presence of:

SIGNED          by
on behalf of Tapuz Cellular Systems Ltd in the presence of:

SIGNED          by
on behalf of Hutchison Telecommunications
(Netherlands) B.V.
in the presence of:


                              Page 55 of 55 pages